INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We consent to the use in this Registration Statement of Pet Ecology Brands, Inc. on Form SB-2 of our report dated January 14, 2008 for the financial statements of Pet Ecology Brands, Inc. for the years ended December 31, 2006 and 2005.  We also consent to the reference to us under the heading “Experts” in this registration statement.

/s/ Malone & Bailey, PC

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

January 14, 2008